99.5 EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Evanston Multi-Alpha Fund

(formerly, North Square Evanston Multi-Alpha Fund)

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$15,691,061	(a)	$138.10	$2,166.94	(b)
Fees Previously Paid	–			–
Total Transaction Valuation	$15,691,061	(a)
Total Fees Due for Filing				$2,166.94

Total Fees Previously Paid				–
Total Fee Offsets				–
Net Fee Due				$2,166.94

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b)	Calculated at $138.10 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.